EXHIBIT 21.0

SUBSIDIARIES

•           Trans World Gaming of Louisiana, Inc.

•           Trans World Gaming Management Corp.-Cyprus

•           Trans World Gaming Finance Corp.

•           Trans World Gaming International U.S. Corporation

•           Casino De Zaragoza

•           21st Century Resorts

•           LMJ Casino Rozvadov

•           LMJ Slots